EXHIBIT 99

                                 FOR:   Consolidated Graphics, Inc.

                         APPROVED BY:   Ronald E. Hale, Jr.
                                        Vice President & Treasurer
                                        (713) 529-4200

                             CONTACT:   Betsy Brod/Nancy Healy
                                        Media: Stan Froelich
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600

FOR IMMEDIATE RELEASE

             CONSOLIDATED GRAPHICS ANNOUNCES COMPLETION OF THE
              GEORGES & SHAPIRO LITHOGRAPH, INC. ACQUISITION

     HOUSTON, TEXAS - August 15, 1997 - Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has completed its previously announced acquisition of Georges & Shapiro Lithograph, Inc. in Sacramento, California. Terms of the transaction were not disclosed.

     This transaction complements Consolidated Graphics' existing operations in Northern California and provides the Company with an increased share of this important printing market. Georges & Shapiro Lithograph, an award-winning, full service commercial printer, serves the Sacramento and San Francisco Bay area including Napa and Sonoma Valleys and the Silicon Valley. The company will continue to be led by its existing management team, including Ed Georges and Joel Shapiro.

     The completion of the Georges & Shapiro transaction follows closely the Company's recently completed acquisition of The Etheridge Company in Grand Rapids, Michigan. These companies, together with the three additional pending acquisitions in Atlanta, Georgia, Greensboro, North Carolina and Pittsburgh, Pennsylvania will give Consolidated Graphics 24 printing companies in 19 markets with annualized revenues exceeding $240 million.

     Consolidated Graphics, Inc. is recognized as the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale.


                                #     #     #